            RESTATED FIRST STATEMENT OF WORK AND LICENSE AGREEMENT

                                    between


                FONIX CORPORATION, SALT LAKE CITY, UTAH, U.S.A.

               - hereinafter referred to as "fonix" or "Party" -

                                      and


 SIEMENS AKTIENGESELLSCHAFT, BERLIN AND MUNCHEN, FEDERAL REPUBLIC OF GERMANY,

              - hereinafter referred to as "Siemens or "Party" -

             - hereinafter together referred to as the "Parties" -

LIST OF CONTENT

Preamble
Section 1   -  Definitions
Section 2   -  Carrying out of the Development Work
Section 3   -  Completion of the Development Work
Section 4   -  Joint Inventions
Section 5   -  Grant of Licenses
Section 6   -  Trademarks and Marking for Intellectual Property Rights
Section 7   -  Delivery
Section 8   -  Consideration, Record Keeping, Audit
Section 9   -  Taxes
Section 10  -  Intellectual Property Indemnity
Section 11  -  Warranty
Section 12  -  Updates, Revisions
Section 13  -  Term and Termination
Section 14  -  Master Agreement
Section 15  -  Sale of Development Products and/or X-ICs to fonix



ANNEX 1     Specification of Development Product

ANNEX 2     Description of Development Work

ANNEX 3     Time Schedule Quality Requirements/Test Procedure

ANNEX 4     Fonix' Marks

ANNEX 5     Deliverables/Source Code Escrow

ANNEX 6     Warrant - Amendment to Master Agreement

ANNEX 7     Share Purchase Agreement - Amendment to Master Agreement

PREAMBLE

Whereas, fonix and Siemens concluded a Master Agreement for Joint Collaboration, dated November 14, 1997 (hereinafter referred to as "Master Agreement"), and

Whereas, the Parties are willing to cooperate in the development of automatic speech recognition Technology and in the incorporation of such Technology into Siemens' integrated circuits suitable for answering machines (hereinafter referred to as "X-ICs" as defined in paragraph 1.6 below) pursuant to the terms and conditions of this Agreement and of the Master Agreement, and

Whereas, Siemens is interested in acquiring from fonix exclusive license rights under any fonix Background Technology and fonix Inventions (as defined below) in the field of Answering Machines (as defined below), including in particular exclusive license rights arising out of the incorporation of such Background Technology and Inventions in any Development Products or X-ICs, and fonix is interested in purchasing from Siemens Development Products and/or X-ICs for use in Consumer Products as defined below;

Now, therefore, fonix and Siemens, in consideration of the premises and covenants as stated herein, hereby agree as follows:


1.    DEFINITIONS

For the purposes of this Agreement, the definitions set forth in this paragraph and in the Master Agreement shall apply to the respective capitalized terms:

1.1 "Agreement" shall mean the present Statement of Work and License Agreement, all attached Annexes, and the Master Agreement, which is incorporated herein by reference.

1.2 "Answering Machine" shall mean a consumer answering machine implemented either as part of a consumer telephone or as a stand alone consumer answering machine as more particularly set forth in ANNEX 1 to this Agreement.

1.3 "Development Product" shall mean any X-IC which the parties develop under this Agreement and which is defined in more detail in the specifications set forth in ANNEX 1, as amended by the Parties from time to time.

1.4 "Development Work" shall mean any and all work performed by the Parties under this Agreement in connection with any Development Product.

1.5 "Effective Date" shall mean the date of signing of this First Statement of Work and License Agreement by the Parties.

1.6 "X-IC" shall mean any integrated circuit suitable for Answering Machines and in which fonix' Background Technology and/or fonix' Inventions are incorporated or used.

1.7 "Consumer Product" shall mean any consumer product other than Answering Machines, and in which any Development Product or X-IC is capable of being used.


2.    CARRYING OUT OF THE DEVELOPMENT WORK

2.1 Each Party shall endeavor in good faith to carry out and to perform all activities reasonably necessary to the timely completion of the Development Work. The Development Work shall in particular comprise the efforts and activities set forth in ANNEX 2 to this Agreement.

2.2 The Development Work shall be carried out in accordance with the time schedule set forth in ANNEX 3 to this Agreement.

2.3   The technical coordinator of fonix shall be:
      Lynn Shepherd

      The technical coordinator of Siemens shall be:
      Dr. Michael Iger

2.4 During the Development Work, fonix and Siemens shall arrange quarterly meetings. At these meetings, the technical coordinators and other personnel of the parties will review the status of the Development Work and exchange any relevant information as required under this Agreement. In addition, the Parties shall keep each other informed as promptly as reasonably possible of any major progress achieved during the Development Work.

2.5 Each Party may have third parties carry out any Development Work within its field of activities as contemplated under this Agreement and the ANNEXES hereto, provided that such Party will

          - forward to such third party Inventions and Background Technology of the other Party only on an "as needed" basis, and

          - require from such third party a written undertaking to treat the relevant Inventions and Background Technology confidential, under terms at least as stringent as the forwarding Party accepted under the Master Agreement, and

          - ensure by written agreement with such third party that the other Party will have identical rights and benefits as if such Development Work had not been subcontracted but had been carried out by such Party in the first instance.


3.    COMPLETION OF THE DEVELOPMENT WORK

      Successful completion of the Development Work shall be deemed to have occurred once the efforts and activities as per ANNEX 2 to this Agreement have been carried out and the tests set forth in ANNEX 3 show that the Development Product fulfills the specifications as per ANNEX 1. Thereafter, the technical coordinators shall sign a written notice stating that successful completion of the Development Work has been achieved by the Parties.


4.    JOINT INVENTIONS

4.1   In the event of the creation of Joint Inventions (as defined in paragraph
      5.3 of the Master Agreement) such Joint Inventions shall, at the time they are made, become the joint property of both parties.

4.2 Joint Inventions, including any and all Intellectual Property Rights arising out of any statutory protection obtained as per paragraph 4.3, below, may be used and exploited by each party as such party sees fit, without accounting to the other Party for remuneration received. This shall not include the right to use or sublicense the use of any Background Technology or Inventions of the other Party on which the Joint Inventions are based or which are necessary for the proper use or exploitation of the Joint Inventions. Each Party's ownership of a Joint Invention shall include, by way of example and without limitation, the right to grant non-exclusive licenses under any Intellectual Property for any such Joint Inventions.

4.3 Statutory protection for any Intellectual Property Rights for any Joint Invention shall be obtained as follows. Either Party shall have the right to seek any statutory protection for any such Intellectual Property Rights by filing applications for such statutory protection at its own expense, at any time; provided, however, that prior to any such filing a Party shall provide at least two (2) weeks written notice to the other of its intention to file any such application. So long as neither Party is seeking such statutory protection in the same jurisdiction as the other, each Party shall have the right to control the filing and prosecution of any such applications in its sole discretion. In the event the Parties desire to each seek statutory protection for a Joint Invention in any jurisdiction that is the same, then the Party who first notified the other shall have the right to proceed with such filing and to control the prosecution of. Each Party agrees to assist the other in its efforts to acquire any such statutory protection, including by way of example and not limitation, rendering any assistance required or requested by the other Party in the good faith exercise of its judgment in the preparation, filing and prosecution of any such application in any competent jurisdiction, and in the signing of any documentation required to perfect the Parties' title in and to the Intellectual Property resulting from such filing(s). Each Party agrees to fully reimburse the other for any expenses incurred by it in carrying out its obligations under this paragraph 4.3. The Parties shall promptly notify each other in the event that either of them becomes aware of any third party infringement of any Intellectual Property Rights for any Joint Invention. Neither party is obligated to take action against third parties infringing upon any such Intellectual Property Rights filed or issued for Joint Inventions or to defend such Intellectual Property Rights against third parties. However, each Party agrees to reasonably cooperate with the other Party in the event of any action initiated by the other Party to enforce or defend such Intellectual Property Rights; provided that all reasonable costs and expenses incurred by a Party in its efforts to reasonably cooperate will be fully reimbursed by the other Party.

      Any Party initiating any such action shall have full control of such action and shall be responsible for all legal costs and attorneys' fees incurred, and shall be entitled to recover for its own benefit any award or damages.


5.    GRANT OF LICENSES

5.1 Subject to the other terms and conditions of this Agreement, fonix hereby grants to Siemens and its Subsidiaries the world wide exclusive, non-transferable right and license to use the fonix Background Technology and Inventions (a) to develop or have developed X-ICs, (b) to manufacture or have manufactured X-ICs, (c) to sell or have sold or otherwise distribute such X-ICs, and (d) to copy or have copied any documentation identified in ANNEX 5 pursuant to Section 7of this Agreement.

5.2 Each Party retains title and ownership of its Background Technology and Inventions, including all Intellectual Property Rights for such Background Technology and Inventions.


6.    TRADEMARKS AND MARKING FOR INTELLECTUAL PROPERTY RIGHTS

6.1 Siemens agrees that it will not adopt or use any trademark, trade name or service mark (hereinafter collectively referred to as "Mark") which is confusingly similar to any Mark of fonix, as listed in ANNEX 4. fonix shall have the right to require any X-IC to include any or all of its Mark(s), as set forth in ANNEX 4, either singly or in any combination, in addition to those of Siemens on packaging and advertising materials for such X-ICs. fonix shall have the right to review and approve in advance any commercial use of its Mark(s) on or in connection with any proposed packaging or advertising materials for such X-ICs. Such approval shall not be withheld unreasonably.

6.2 Upon request by fonix, Siemens will adopt and use on the packaging or advertising materials for the X-ICs, and will exert its best efforts to require adoption and use on any consumer products that incorporate or use such X-ICs, any patent, copy right or trademark notice or marking insofar as such marking is reasonably required in connection with preserving any statutory or common law rights under any Intellectual Property Rights for the Background Technology or Inventions of fonix.

7.    DELIVERY

      Within two weeks after completion of the Development Work as provided under this Agreement fonix shall make available to Siemens any and all fonix Inventions and Background Technology reasonably necessary to the manufacture and sale of X-ICs, including but not limited to a listing in ANNEX 5 hereto of the documentation that is reasonably necessary for the manufacture and sale of X-ICs.


8.    CONSIDERATION, RECORD KEEPING, AUDIT

8.1 In consideration for the rights and licenses granted by fonix to Siemens in paragraph 5.1 above Siemens shall pay to fonix royalties as follows: during each calendar year, Siemens shall pay a royalty of one percent (1%) of the net selling price paid to Siemens for the first one million (1,000,000) X-ICs sold by or on behalf of Siemens until 1,200,000 DM has been paid to fonix, three percent (3%) of the net selling price on the balance of the first one million (1,000,000) X-ICs, two and one half percent (21/2%) of the net selling price for all X-ICs over one million an up to five million (e.g., 1,000,001 to 5,000,000), and thereafter one percent (1%) on all X-ICs sold during each calendar year in excess of five million (e.g., >5,000,000); provided, however, that the foregoing royalties shall be reviewed by the Parties at the time Siemens is ready to mass produce the X-ICs and if the foregoing royalty percentages warrant, in the opinion of either Party, any adjustment, the Parties will in good faith determine any such adjustment to the stated royalty percentages at that time. In the event (i) royalties are being paid by Siemens to fonix under other Statements of Work entered into under the Master Agreement prior to, concurrent with, or subsequent to the payment of royalties under this First Statement of Work and (ii) the royalties paid under this Statement of Work have not totaled 1,200,000 DM, then the rate of royalty payment for other Statements of Work will be reduced by an amount determined by the Parties until the total royalty reduction received by Siemens from the reduction in rates under this and any other Statements of Work totals 2,400,000 DM. Unless otherwise agreed between the parties, beginning with the third year after completion of the Development Work Siemens shall pay a yearly minimum royalty of three hundred thousand dollars US ($300,000.00) in order to maintain the exclusivity of the rights and licenses granted under paragraph 5.1 of this Agreement. In the event that Siemens pays less than the above stated amount, the exclusivity of the rights and licenses granted under paragraph 5.1 of this Agreement will automatically terminate at the end of the year in question. Thereafter the rights and licenses granted shall be non-exclusive. The exclusivity of the rights and licenses granted to Siemens in paragraph 5.1 shall in any event automatically expire at the end of ten (10) years from the Effective Date of this Agreement.

8.2 Net selling price means the price charged to a customer for X-ICs, after allowing deductions for value added tax, costs for packing, transport and insurance. In case X-ICs are sold to any Subsidiary of Siemens, net selling price means the fair market value, i. e., the net price that would be realized by an arm's length sale of identical products in the same quantities and at the same time and place to an unaffiliated buyer.

8.3 Siemens shall keep accurate records and books with respect to all sales of any X-ICs subject to royalty, showing in sufficient detail all facts necessary for royalty computation, and which shall include but not necessarily be limited to the information required to be reported in paragraph 8.4.

8.4 Siemens shall render royalty statements for each calendar quarter ending on March 31, June 30, September 30, and December 31. Within 30 (thirty) days after the end of each calendar quarter, Siemens shall furnish to fonix written royalty statements showing the number of X-ICs sold by Siemens during the respective semi annual period and shall pay to fonix the royalties due. The royalty statements shall show all deductions made pursuant to paragraph 8.2, as well as the royalty due.

8.5 Not more than once every year fonix may designate an independent certified auditor of its choice to inspect the directly relevant records of Siemens during Siemens' regular business hours to determine the accuracy of any payments previously made hereunder. Any and all expenses of such inspection shall be borne by fonix.

8.6 Any payment or reports made by Siemens shall be conclusively presumed as accurate after three years from date of delivery to fonix and shall be excluded from auditing. Any and all reports or records or notes taken by the auditor shall be maintained by the auditor in confidence and shall be treated as Confidential Information pursuant to the terms of this Agreement.

8.7 Any and all payments hereunder shall be in U.S. dollars unless specifically agreed otherwise by the Parties.


9.    TAXES

9.1 Any and all taxes, charges, levies, property taxes, sales or use taxes, Value Added Tax ("VAT"), duties and/or charges (collectively, "Taxes") with the exception of withholding taxes, imposed by the laws of the Federal Republic of Germany with respect to any payments to be made by Siemens to fonix under or in connection with this Agreement shall be borne and paid by Siemens in addition to any other payment obligation arising under this Agreement.

9.2 Article 12 of the Double Taxation Convention between the Federal Republic of Germany and the United States entitles fonix to claim an exemption from withholding taxes imposed according to the laws of the Federal Republic of Germany. Siemens shall use all reasonable efforts to support fonix in obtaining a tax exemption certificate from the German tax authorities. As long as Siemens has not received copy of such tax exemption certificate, Siemens may deduct the withholding tax from the payments to be made to fonix and pay it on behalf of fonix to the German Tax Authorities.

9.3 According to Para.52 German Value Added Tax Regulations 1993 fonix shall not invoice any German VAT to Siemens.


10.   INTELLECTUAL PROPERTY INDEMNITY

10.1 fonix warrants that it is the owner of all rights title and interest in and to its Background Technology and Inventions, and that there are - to the best of its knowledge - no claims, disputes or suits pending or anticipated which affect either the rights granted to Siemens or the warranties and representations made to Siemens hereunder. fonix agrees to defend, indemnify and hold Siemens harmless, including Siemens' Subsidiaries, distributors and customers, from any and all claims, suits, costs, expenses, damages, penalties and losses (including reasonable attorney's fees) resulting from any breach of the warranty in this paragraph 10.1 provided that Siemens

      -  gives timely notice in writing of such claim, dispute or suit,

      - provides fonix with the sole authority - as far as legally possible - to defend and settle such claim, dispute or suit with counsel of its choice (Siemens may participate at its costs with counsel of its choice), and

      - provides, at the expense of fonix all available information and assistance to so defend.

10.2 In case the Background Technology and/or Inventions of fonix are, in any suit or settlement by fonix, held to constitute infringement such that Siemens' use of such Background Technology and/or Inventions is enjoined, fonix shall at its expense procure for Siemens the right to continue using the Background Technology and/or Inventions; and if this is not possible at economically reasonable terms, fonix agrees to replace or modify its Background Technology and Inventions so that they become non-infringing; provided, however, that the essential attributes and functions of the Background Technology and Inventions remain the same; or if this is not possible at economically reasonable terms, fonix agrees to refund any royalties paid by Siemens for any infringing X-ICs under this Agreement.

10.3 fonix shall have no liability if Siemens continues the use of the infringing Background Technology and/or Inventions in any X-IC after being notified thereof in writing and being reimbursed the royalties as provided in paragraph 10.2, or after being notified in writing and provided with modifications that would have avoided the infringement.

10.4 The foregoing states the sole liability of fonix for an infringement of any third party's intellectual property rights of any kind and is in lieu of any other warranty against infringement of any kind whether expressly implied or statutory.

11.   WARRANTY

11.1 fonix hereby warrants for a period of thirty-six (36) months following start of mass production of any Development Product, that its implemented Background Technology and Inventions will perform in accordance with the specification attached hereto in Annex 1 and will perform the functions as described in Annex 3.

11.2 In the event of non-compliance with the warranty of paragraph 11.1, fonix shall exert best efforts to promptly correct such defaults of its Background Technology and/or Inventions immediately after it was informed of the defaults or discovered itself the defaults, and fonix shall provide to Siemens the corrected version of its Background Technology and/or Inventions. In the event that fonix discovers itself any defaults of its Background Technology or Inventions or is informed by a third party of any such defaults fonix shall be obliged to inform Siemens without undue delay about such defaults.

11.3 In the event of any breach by fonix of the warranty under paragraph 11.1, fonix shall reimburse Siemens for any royalties paid by Siemens for X-ICs which fail to perform as warranted. The liability of fonix under this paragraph shall in any case not exceed the total amount of royalties received from Siemens under this Agreement.

11.4 If any defaults are discovered by Siemens in the Background Technology or Inventions of fonix which are included in any X-IC after the end of the warranty period as contained in paragraph 11.1 above, fonix agrees to eliminate such defaults on terms and conditions to be agreed upon in a separate maintenance agreement.


12.   UPDATES, REVISIONS

      fonix shall inform Siemens without delay in writing about any updates, revisions or other modifications of the fonix' Background Technology and fonix' Inventions to the extent that the same are reasonably necessary to the manufacture use or sale of any X-IC, and fonix shall thereafter deliver the new/modified versions of the fonix' Background Technology and fonix' Inventions to Siemens pursuant to the section 7 and Siemens shall use such updates, revisoins or other modifications pursuant to the other terms of this Agreement.

13.   TERM AND TERMINATION

13.1 This Agreement shall be effective as from the Effective Date and shall continue unless terminated as provided in the Agreement.

13.2 This First Statement of Work and License Agreement may be terminated by either Party if the other Party

      a) breaches any material provision of this Agreement and does not remedy such breach within ninety (90) days of written notice of breach; or

      b)  becomes insolvent or otherwise subject to insolvency procedures.

13.3 Siemens shall be further entitled to terminate this Agreement pursuant to paragraph 7.5 of the Master Agreement.

13.4 The rights and licenses granted under Sections 5 and 6 shall survive the termination of this Agreement by Siemens pursuant to paragraph 13.2.
      Section 4 shall survive any termination of this Agreement, and Sections 10 and 11 shall survive any termination of this Agreement for a period of one
      (1) year following such termination. Rights and licenses granted to Siemens' customers prior to termination shall remain unaffected.


14.   MASTER AGREEMENT

      In the event of any conflict between the terms of this First Statement of Work and License Agreement and the Master Agreement, the provisions of this First Statement of Work and License Agreement shall prevail.


15.   SALE OF DEVELOPMENT PRODUCTS AND/OR X-ICS TO FONIX

      Siemens agrees that it will exert its best efforts to supply Development Products and/or X-ICs required for the manufacture of Consumer Products by or on behalf of fonix at times, in quantities and on terms as mutually agreed by the Parties in good faith. This obligation shall only be valid during mass production of the relevant Development Product or X-ICs ordered by fonix. Start of mass production of a certain Development Product or X-IC shall be in the sole discretion of Siemens.


      Date:                                Date: 03/06/1998

       /s/ Roger D. Dudley                  /s/ Siemens Aktiengesellschaft
      ..................................   .....................................
      fonix corporation                    Siemens Aktiengesellschaft

                 ANNEX 1 - SPECIFICATION FOR DEVELOPMENT PRODUCT
                           FOR FIRST STATEMENT OF WORK


     PRODUCT DEFINITION: A *** that can be implemented either as part of a *** or as a stand alone ***. fonix will provide *** that will operate on the same *** that the *** uses for its own functions.

     FUNCTIONAL SPECIFICATIONS:

     Hardware Platform:

          -  ***

     Functionality Requirements:

          -  ***







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    the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

                    ANNEX 2 - DESCRIPTION OF DEVELOPMENT WORK


1) Develop functional and implementation specifications to meet the IEEE standard 830-1993 ("Recommended Practice for Software Requirements Specifications")

2) Produce functional prototype on the fonix development platform to validate usability requirements.

3) Produce product prototype on the fonix development platform, which is an optimized version of the functional prototype.

4) Port product prototype to the target Siemens DSP hardware and product.

5) Test the prototypes at each stage to insure they meet the requirements of ANNEX 1.

6)  Create and deliver final documentation as described in ANNEX 6.

          ANNEX 3 - TIME SCHEDULE, QUALITY REQUIREMENTS/TEST PROCEDURE


     Benchmarks --

          ***

     Schedule

          ***

     Acceptance Tests

          1. Demonstration that the Development Product meets the functional acceptance requirements of ANNEX 1, MIPS and memory usage criteria in the fonix development environment

          2. Demonstration that the Development Product meets the accuracy requirements for the Siemens' test corpora









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*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                             ANNEX 4 -  FONIX' MARKS



                                     FONIX

                               FREEDOM OF SPEECH

                     THE FONIX LOGO (I.E., "F" IN DESIGN)

                    ANNEX 5 - DELIVERABLES/SOURCE CODE ESCROW


DELIVERABLES WILL INCLUDE

          FUNCTIONAL SPECIFICATION, IMPLEMENTATION SPECIFICATION ACCORDING TO IEEE STANDARD 830-1993 ("RECOMMENDED PRACTICE FOR SOFTWARE REQUIREMENTS SPECIFICATIONS")

          FONIX TO PROVIDE SIEMENS WITH ISO 900X CERTIFICATION PRIOR TO PRODUCT RELEASE

          INTERFACE SPECIFICATIONS WILL BE DEFINED TO THE REQUIREMENTS OF
          SIEMENS

          FONIX WILL PROVIDE TECHNICAL SUPPORT NECESSARY FOR THE IMPLEMENTATION OF THE FONIX TECHNOLOGY INTO THE DEVELOPMENT PRODUCTS ("TECHNICAL SUPPORT")

          OBJECT CODE WILL BE DELIVERED TO SIEMENS, AND SOURCE CODE WILL BE HELD IN ESCROW ACCORDING TO THE FOLLOWING TERMS:

SOURCE CODE ESCROW TERMS:

1.  AT OR BEFORE THE TIME OF COMPLETION OF THE DEVELOPMENT WORK AS SET FORTH IN
SECTION 3 OF THE FIRST STATEMENT OF WORK AND LICENSE (HEREINAFTER "1/ST/ SOW") TO WHICH THIS ANNEX 5 IS APPENDED, THE PARTIES SHALL MUTUALLY AGREE UPON AN ESCROW AGENT FOR RECEIVING ALL SOURCE CODE FOR THE DEVELOPMENT PRODUCT AS REQUIRED IN SECTION 7 OF THE 1/ST/ SOW. FONIX SHALL THEREAFTER DELIVER TO THE ESCROW AGENT THE SOURCE CODE WITHIN TWO (2) WEEKS AFTER COMPLETION OF THE DEVELOPMENT WORK.

2. ALL SOURCE CODE DELIVERED TO THE ESCROW AGENT SHALL BE HELD IN ACCORDANCE WITH THE TERMS AND CONDITIONS AS MUTUALLY AGREED TO BY THE PARTIES. FONIX AGREES THAT AS PART OF THE ESCROW AGREEMENT, FONIX WILL AGREE THAT THE SOURCE CODE MAY BE RELEASED TO SIEMENS BY THE ESCROW AGENT IN THE EVENT OF TERMINATION OF THE 1/ST/ SOW UNDER PARAGRAPH 13.2. SUCH SOURCE CODE WILL BE HELD BY SIEMENS SUBJECT TO THE PROVISIONS OF CONFIDENTIALITY OF THE 1/ST/ SOW AND THE MASTER AGREEMENT, AND WILL BE TREATED IN ACCORDANCE WITH THE RIGHTS ENUMERATED IN PARAGRAPH 13.4 WHICH SPECIFICALLY SURVIVIE TERMINATION OF THE 1/ST/ SOW.

3. CONSISTENT WITH THE PROVISIONS OF SECTION 12 OF THE 1/ST/ SOW, FONIX SHALL UPDATE THE SOURCE CODE ON DEPOSIT WITH THE ESCROW AGENT. NOT MORE THAN ONCE EVERY YEAR SIEMENS MAY DESIGNATE AN INDEPENDENT TECHNICAL EXPERT OF ITS CHOICE TO INSPECT THE SOURCE CODE ON DEPOSIT WITH THE ESCROW AGENT FOR PURPOSES OF VERIFYING THE COMPLETENESS OF THE ESCROWED SOURCE CODE. SIEMENS SHALL REQUIRE THAT ANY SUCH TECHNICAL EXPERT SHALL BE BOUND BY ALL OF THE SAME OBLIGATIONS OF CONFIDENTIALITY AS SIEMENS, AND ANY AND ALL EXPENSES OF SUCH INSPECTION SHALL BE BORNE BY SIEMENS.

4. SIEMENS AND FONIX SHALL SHARE EQUALLY IN ANY AND ALL COSTS REQUIRED BY THE ESCROW AGENT.

5. NOTWITHSTANDING THE INTENT OF THE PARTIES TO ENTER AN ESCROW AGREEMENT, IN THE EVENT AN ESCROW AGREEMENT HAS NOT BEEN ENTERED, AND IN THE EVENT THAT EITHER PARTY NOTIFIES THE OTHER THAT IT IS EXERCISING ITS RIGHT TO TERMINATE THE 1/ST/ SOW UNDER PARAGRAPH 13.2, AND IF THE PARTY SO NOTIFIED DISPUTES THAT THE 1/ST/ SOW IS RIGHTFULLY TERMINATED, EACH PARTY AGREES THAT IT WILL CONTINUE TO IN GOOD FAITH CARRY OUT ALL OF ITS TECHNICAL SUPPORT DUTIES UNDER THE 1/ST/ SOW UNTIL SUCH TIME AS THE DISPUTED RIGHT TO TERMINATE IS RESOLVED BY BINDING ARBITRATION AS PROVIDED IN SECTION 8 OF THE MASTER AGREEMENT; PROVIDED, HOWEVER, THAT IF PRIOR TO COMPLETION OF THE ARBITRATION SIEMENS BELIEVES IN GOOD FAITH THAT FONIX IS NOT PROVIDING ADEQUATE TECHNICAL SUPPORT FOR THE DEVELOPMENT PRODUCT, THE PARTIES SHALL MUTUALLY AGREE UPON AN INDEPENDENT THIRD PARTY TECHNICAL EXPERT WHO SHALL WITHIN ONE (1) WEEK MAKE A DETERMINATION OF WHETHER THE TECHNICAL SUPPORT BY FONIX IS INADEQUATE AS ALLEGED, AND IF SO FONIX SHALL THEREAFTER DELIVER THE SOURCE CODE TO SIEMENS WITHIN ONE (1) WEEK FOLLOWING NOTICE OF SUCH DETERMINATION. IN ANY EVENT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN THE EVENT THAT THE 1/ST/ SOW IS DETERMINED TO HAVE BEEN

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

RIGHTFULLY TERMINATED BY SIEMENS, FONIX AGREES THAT IT WILL, WITHIN TWO (2) WEEKS THEREAFTER DELIVER ALL SOURCE CODE DEVELOPED UP TO THAT TIME FOR THE DEVELOPMENT PRODUCT TO SIEMENS, IF IT HAS NOT ALREADY DONE SO. IF IT IS DETERMINED THAT THE 1/ST/ SOW IS NOT RIGHTFULLY TERMINATED BY SIEMENS, SIEMENS SHALL RETURN TO FONIX WITHIN TWO (2) WEEKS ANY SOURCE CODE DELIVERED TO IT. ANY SUCH SOURCE CODE DELIVERED TO SIEMENS UNDER THIS PARAGRAPH WILL BE HELD SUBJECT TO THE PROVISIONS OF CONFIDENTIALITY OF THE 1/ST/ SOW AND THE MASTER AGREEMENT, AND WILL BE TREATED IN ACCORDANCE WITH THE RIGHTS ENUMERATED IN PARAGRAPH 13.4 WHICH SPECIFICALLY SURVIVE TERMINATION OF THE 1/ST/ SOW.









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